July 1, 2015

Jon Soldan
4751 W. Kootenai CT Riverton, Utah 84096

Dear Jon,

I am pleased to offer you the position of Executive Vice President, Operations at HealthEquity, Inc. (hereinafter referred to as “the Company”) upon the following terms and conditions:

DATE OF COMMENCEMENT
Your start date will be August 3, 2015. This offer is contingent upon completion of a successful background and credit check, and the execution of an agreement between you and the Company containing non-solicitation, and non-disclosure provisions.

COMPENSATION PACKAGE
Your salary will be equivalent to $220,000.00 per year and will be paid twice monthly on the 15th and last day of every month, equating to 24 pay periods per calendar year.

As the Executive Vice President, Operations, you will participate in the Company Executive
Bonus Plan, where 33% of your base pay will be tied to individual, team and company goals.
In determining the amount of bonus pay, the Company shall consider your work performance, and the Company meeting corporate-wide goals. Bonuses are not a guarantee and must be approved by the Compensation Committee of the Board of Directors of the Company. Further details of this bonus policy are covered in the Executive Bonus Plan document attached hereto.

In addition to your regular salary and potential bonus, you will also be granted 100,000 non- qualified stock options. These stock options are subject to final approval by the Board of Directors of the Company. Further details of the non-qualified stock options are covered in the Stock Option Agreements.

Upon acceptance of this position as Executive Vice President, Operations you will be considered a Covered Person and required to comply with the provisions of the HQY Insider Trading Policy, a copy of which is attached to this letter.

“AT WILL” EMPLOYMENT
Your employment with the Company is “at will”, which means that either you or the Company may terminate the relationship at any time. As such, neither this letter nor any other oral or written representations may be considered a contract for any specific period of time.

Should you have any questions, feel free to contact me at (801) 727-1274.

Kindly indicate your understanding and acceptance of this offer letter by signing below and returning a copy of the entire document to the People Department.

We look forward to having you continue your association with HealthEquity, Inc. and anticipate a long and successful future together.

Sincerely,

Natalie Atwood SVP, People HealthEquity, Inc.

ACCEPTANCE OF POSITION:

By signing this offer letter, I, Jon Soldan, accept the job offer of Executive Vice President, Operations, at HealthEquity, Inc.

/s/ Jon Soldan	July 6, 2015
Signature	Date